Exhibit 99.1

I               BEHRINGER HARVARD REIT I, INC.

Third Quarter Report

Quarter ended September 30, 2009

Bank of America Plaza, Charlotte, NC; 222 South Riverside Plaza, Chicago, IL

Third Quarter Overview

•                  During the third quarter, we completed the process to buy back approximately $51 million of outstanding debentures acquired as part of the IPC acquisition at an approximate 3% premium to face value, which will result in savings of approximately $3 million of net interest. Also, as a result of this initiative, we received approximately $7.3 million of excess restricted cash collateral that we can now put to a more productive use.

•                  The REIT’s portfolio occupancy declined from 87% at June 30, 2009, to 86% at September 30, 2009, which was expected and is primarily attributable to the dissolution of a large law firm in downtown Philadelphia.

•                  During the quarter, we had 796,000 square feet of expiring leases. We executed renewals, expansions, and new leases totaling 572,000 square feet with an average net rent that was 6% lower than expiring rent. Of the 572,000 square feet of leasing, 414,000 square feet included renewals at an average cost for tenant improvements and leasing commissions (leasing cost) of $8.56 per square foot with an average term of 3.8 years, and 54,000 square feet of executed leases for expansion space at an average leasing cost of $26.46 per square foot with an average term of 8.3 years. We also entered into new leases totaling 104,000 square feet at an average leasing cost of $15.94 per square foot with an average term of 5.1 years.

•                  As a result of the continued adverse economic conditions, we recorded impairment losses of approximately $7.7 million for the three months ended September 30, 2009. In recognition of this tough economic operating environment, our advisor, Behringer Advisors, LLC, waived quarterly asset management fees of $2.5 million in both the second and third quarters and recently agreed to also waive $2.5 million in asset management fees in the fourth quarter.

Financial Highlights

	3 mos. ended	9 mos. ended
(in thousands, except per share data)	Sep. 30, 2009	Sep. 30, 2009
Modified FFO(1)	$27,728	$74,800
Modified FFO, per share	$0.09	$0.26
Distributions declared	$23,748	$94,023
Distributions per share	$0.08	$0.32

(in thousands)	As of Sep. 30, 2009
Total assets	$4,859,855
Total liabilities	$3,311,578

Investor Information

A copy of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the Company at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

15601 Dallas Parkway, Suite 600	PRESORTED STANDARD U.S. POSTAGE PAID HOUSTON, TX PERMIT NO. 2187

Addison, TX 75001

Date Published 11/09 • IN • 404043

© 2009 Behringer Harvard

Third Quarter Report

Behringer Harvard REIT I, Inc.

behringerharvard.com

We’ve updated the look of your quarterly report. To save on the costs of production and mailing, we’ve reduced the report size while still providing you up-to-date information on your investment. Full details and comprehensive financial information can be found in our quarterly Form 10-Q with the SEC.

(1)Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. In addition to FFO, we use modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, impairment charges and adjustments to fair value for derivatives not qualifying for hedge accounting, to further evaluate our operating performance. FFO and MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. A reconciliation of MFFO and MFFO-per-share to net income can be found on page 34 of our third quarter Form 10-Q on file with the SEC.